CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCONTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 Amendment No. 4 for the registration of a total of 54,000,000 warrants issued to Cornell Capital LP and Thornhill Capital, LLP, of our report dated February 11, 2005, on our audits of the consolidated financial statements of NeoMedia Technologies, Inc. as of December 31, 2004 and for the years ended December 31, 2004 and 2003 included in the Form 10-KSB for the year ended December 31, 2004.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.



/s/ STONEFIELD JOSEPHSON, INC

Certified Public Accountants
Irvine, California
December 27, 2005